Exhibit 99.1

Apogee Enterprises, Inc.

NEWS RELEASE

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Monday, June 20, 2005

APOGEE ENTERPRISES REPORTS FISCAL 2006 FIRST QUARTER EARNINGS;

INCREASES GUIDANCE FOR FISCAL 2006

MINNEAPOLIS, MN (June 20, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2006 first quarter earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

FIRST QUARTER HIGHLIGHTS

•	Earnings from continuing operations were $0.14 per share, versus $0.11 per share a year earlier. Operating margin was 3.8 percent, up from 2.9 percent the prior-year period.

•	Revenues of $164.1 million were up 12 percent versus the prior-year period, with the architectural segment accounting for the majority of the growth.

•	Architectural segment revenues were up 15 percent, and operating income increased 14 percent to $3.6 million. Share growth and market improvement led to increased volume.

•	Large-scale optical segment revenues increased 12 percent, while operating income increased to $3.1 million from $0.6 million the prior-year period. Sales of higher value-added picture framing glazing products continue to increase.

•	Full-year guidance was increased to a range of $0.74 to $0.80 per share on revenue growth of 9 to 11 percent for fiscal 2006, reflecting positive trends in the architectural and picture framing businesses.

Commentary

“We started the fiscal year exceeding our expectations and are optimistic that momentum is building,” said Russell Huffer, Apogee chairman and chief executive officer. “Our first quarter revenues and earnings were ahead of prior year and our fiscal 2006 plan, as our architectural segment continues to grow market share in an improving commercial construction market and our picture framing business experiences better than expected conversion to higher value-added glass products.”

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $134.8 million were up 15 percent over the prior-year period. Revenues were slightly stronger than anticipated due to strength in high-end condos, government and institutional work, along with ongoing improvement in the office market. These projects generally also use more value-added energy-efficient, hurricane and blast products.

•	Operating income was $3.6 million, up 14 percent from a year ago on higher revenues. Operating margin was 2.7 percent, flat compared to the prior year as current lower-margin projects are completed.

•	Segment backlog was $235.0 million, compared to a backlog of $233.7 million in the prior-year period and $220.1 million at the end of the fourth quarter.

Large-Scale Optical Technologies

•	Revenues of $20.8 million were up 12 percent over the prior-year period. Increased sales of higher value-added picture framing products more than offset reduced volume from consumer electronics products.

•	Operating income was $3.1 million, up significantly from earnings of $0.6 million in the prior-year period. Operating margin was 14.8 percent, versus 3.1 percent the prior year. Conversion of the custom framing market from clear glass to value added, as well as from value-added to higher-end, value-added products was better than anticipated. Margins also benefited from consolidation of the two operating facilities and the reallocation of manufacturing capacity from consumer electronics to picture framing glass. Consumer electronics products are expected to decline to approximately 10 percent of segment revenues in fiscal 2006.

Automotive Replacement Glass and Services

•	Revenues of $8.6 million were down 12 percent from the prior-year period.

•	Operating income was $0.1 million, compared to earnings of $1.1 million in the prior-year period. The segment met expectations for break-even results in difficult market conditions.

Equity in Affiliates

•	Earnings were $0.2 million from investment in PPG Auto Glass, LLC, an improvement from a prior-year period loss of $0.6 million. Operations are improving in a market impacted by reduced volume and lower pricing.

Discontinued Operations

•	There was no earnings per share impact in the quarter. This compares to prior-year, after-tax earnings of $0.1 million.

Financial Condition

•	Long-term debt was $47.2 million at the end of the first quarter, up from $35.2 million at the end of fiscal 2005 due to the timing of capital investments and seasonal working capital changes.

–	Debt-to-total-capital ratio increased to 20 percent, from 17 percent at the end of the prior year.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) of $77.2 million was up from $61.6 million at the end of fiscal 2005.

•	First quarter depreciation and amortization were $4.8 million, up 7 percent compared to the prior-year period.

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

•	Capital expenditures were $5.1 million, including spending for our architectural capacity expansion in Georgia, which is on schedule for a full start up at the beginning of the second half. This compares to capital expenditures of $3.3 million in the prior-year first quarter.

•	The prior-year period included an IRS interest refund that increased the prior-year results by $0.02 per share, and a tax deduction that increased prior-year results by $0.02 per share.

OUTLOOK

“Looking ahead, we are encouraged by our performance to date and ongoing market conditions,” Huffer said. “Building on the positive trends we are experiencing in our architectural and picture framing businesses, we are increasing our fiscal 2006 full-year guidance to $0.74 to $0.80 per share, up from previous guidance of $0.72 to $0.76 per share. We are also increasing our revenue guidance for the year to 9 to 11 percent growth, up from 6 to 8 percent.”

Factors impacting Apogee’s performance within this increased earnings per share range include:

•	Architectural segment, the mix and pricing of work secured to fill in open second-half production capacity. Bidding activity is strong and this work is expected to be secured during the second quarter.

•	Large-scale optical segment, the ability to maintain the current stronger mix of higher value-added picture framing products.

“We are expecting stronger architectural segment revenue growth as markets further improve and we continue to gain share, including from the exit of a smaller architectural glass competitor,” he said. “Our guidance for fiscal 2006 architectural revenue is being raised to 10 to 12 percent growth, from the previous rate of 6 to 9 percent growth. Our expected growth surpasses the F.W. Dodge outlook for our year of 4 percent improvement in the non-residential construction market.” Dodge’s estimate for calendar 2004 correlates to Apogee’s fiscal 2006 due to the average nine-month lag between project starts and the installation of glass on buildings.

“In addition, we anticipate that strong growth in sales of value-added picture framing glass will continue, and as a result, are increasing our large-scale optical segment operating margin guidance for fiscal 2006 to 13 to 14 percent, from 12 percent,” said Huffer. “We’re seeing a better product mix in the segment as the market converts to higher-margin products, and we move away from less-profitable consumer electronics products faster than expected.

“Our longer-term goal is to achieve an average of 8 percent annual revenue growth and 20 percent annual earnings per share growth over the three-year period from fiscal 2006 to 2008,” he said. “We expect continued improvement in architectural segment margins as we see market share growth in more attractive segments of the market, including new office construction and building renovation. For our large-scale optical segment, we anticipate maintaining current margin levels over the period with continued conversion to value-added products.

“We are excited about our prospects for the current year, as our initiatives deliver results and our architectural markets strengthen,” said Huffer.

The following statements are based on current expectations for fiscal 2006. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 9 to 11 percent (prior guidance was 6 to 8 percent).

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

–	Architectural segment revenues are expected to increase 10 to 12 percent for the year (prior guidance was 6 to 9 percent).

•	Growth is expected due to market improvement and share gain through success of growth initiatives.

–	Large-scale optical segment revenues are expected to be up 7 to 9 percent (prior guidance was 4 percent), with growth in picture framing glazing products continuing to be somewhat offset by the shift away from consumer electronics products.

•	Sales of value-added picture framing products are expected to again grow more than 20 percent.

–	Auto glass segment revenues are expected to be approximately 4 percent lower than in fiscal 2005 (prior guidance was 3 percent).

•	Despite challenging market conditions leading to slightly lower pricing and volume, we are winning new independent customers for aftermarket windshields.

•	Annual gross margins are expected to be slightly less than 1 percentage point higher than the prior year as operational improvements and cost reductions are somewhat offset by higher costs for wages, materials, utilities and freight.

–	Expected annual operating margins by segment are: architectural, 3.5 to 4.0 percent, as margins continue to increase over the fiscal 2005 margin of 3.0 percent with improved pricing and capacity utilization (prior guidance was 3.5 to 4.5 percent); large-scale optical, 13 to 14 percent (prior guidance was approximately 12 percent), relatively flat with the focus on making products more affordable for consumers; and auto glass, breakeven or slightly better, a decrease due to competitive market dynamics.

•	Selling, general and administrative expenses as a percent of sales are projected to be approximately 14.0 percent (prior guidance was 14.5 percent).

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of approximately $1 million due to increased volume and operational improvements.

•	Capital expenditures are targeted at $25 million.

•	Depreciation and amortization are estimated at $19 million for the year.

•	Debt is expected to be reduced to approximately $30 million by year end.

•	The effective tax rate for the full year is anticipated to be 33 to 34 percent.

•	Earnings per share from continuing operations are expected to range from $0.74 to $0.80 (prior guidance was $0.72 to $0.76).

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; and vi) completion and production ramp-up of the Viracon capacity expansion in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) markets that are impacted by consumer confidence; ii) dependence on a relatively small number of

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com customers; and iii) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) transition of markets served, as the long-term supply agreement with PPG Industries for auto replacement windshields expires in the second quarter of fiscal 2006 and product is then marketed to independent distributors; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2005.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 7:30 a.m. Central Time tomorrow, June 21. To participate in the teleconference, call 1-888-396-2386 toll free or 617-847-8712 international, access code 88380295. The replay will be available from 9:30 a.m. Central Time on Tuesday, June 21, through midnight Central Time on Tuesday, June 28 by calling 1-888-286-8010 toll free, access code 15428407. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended May 28, 2005	Thirteen Weeks Ended May 29, 2004	% Change
Net sales	$164,132	$145,900	12%
Cost of goods sold	134,283	120,087	12%

Gross profit	29,849	25,813	16%
Selling, general and administrative expenses	23,663	21,516	10%

Operating income	6,186	4,297	44%
Interest income	187	1,083	-83%
Interest expense	617	897	-31%
Other income (expense), net	(34)	(43)	21%
Equity in income (loss) of affiliated companies	190	(649)	N/	M

Earnings from continuing operations before income taxes and other items below	5,912	3,791	56%
Income taxes	1,972	702	181%

Earnings from continuing operations	3,940	3,089	28%
Earnings from discontinued operations	—	67	N/	M

Net earnings	$3,940	$3,156	25%

Earnings per share - basic:
Earnings from continuing operations	$0.14	$0.11	27%
Earnings from discontinued operations	$—	$0.01	N/	M
Net earnings	$0.14	$0.12	17%

Average common shares outstanding	27,280,889	27,104,296	1%

Earnings per share - diluted:
Earnings from continuing operations	$0.14	$0.11	27%
Earnings from discontinued operations	$—	$—	—
Net earnings	$0.14	$0.11	27%

Average common and common equivalent shares outstanding	27,750,695	27,771,235	0%

Cash dividends per common share	$0.0625	$0.0600	4%

Business Segments Information
(Unaudited)
	Thirteen Weeks Ended May 28, 2005	Thirteen Weeks Ended May 29, 2004	% Change
Sales
Architectural	$134,829	$117,549	15%
Large-Scale Optical	20,766	18,548	12%
Auto Glass	8,610	9,819	-12%
Eliminations	(73)	(16)	N/	M

Total	$164,132	$145,900	12%

Operating income (loss)
Architectural	$3,606	$3,176	14%
Large-Scale Optical	3,083	575	436%
Auto Glass	73	1,140	-94%
Corporate and other	(576)	(594)	3%

Total	$6,186	$4,297	44%

Consolidated Condensed Balance Sheets

(Unaudited)

	May 28, 2005	February 26, 2005
Assets
Current assets	$191,491	$187,106
Net property, plant and equipment	101,244	100,539
Other assets	80,143	80,820

Total assets	$372,878	$368,465

Liabilities and shareholders’ equity
Current liabilities	$108,756	$119,492
Long-term debt	47,200	35,150
Other liabilities	33,634	35,743
Shareholders’ equity	183,288	178,080

Total liabilities and shareholders’ equity	$372,878	$368,465

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirteen Weeks Ended May 28, 2005	Thirteen Weeks Ended May 29, 2004
Net earnings	$3,940	$3,156
Net earnings from discontinued operations	—	(67)
Depreciation and amortization	4,784	4,490
Results from equity investments	(190)	649
Other, net	(806)	415
Changes in operating assets and liabilities, net of effect of acquisitions	(14,646)	(3,444)

Net cash (used in) provided by continuing operating activities	(6,918)	5,199

Capital expenditures	(5,116)	(3,265)
Proceeds on sale of property	2	69
Net purchases of marketable securities	(300)	(612)
Other investing activities	—	(14)

Net cash used in investing activities	(5,414)	(3,822)

Net proceeds from (payments on) long-term debt and revolving credit agreement	12,050	(358)
Proceeds from issuance of common stock, net of cancellations	2,119	209
Dividends paid	(1,738)	(1,647)
Other, net	(250)

Net cash provided by (used in) financing activities	12,181	(1,796)

Cash used in discontinued operations	(294)	(513)

Decrease in cash and cash equivalents	(445)	(932)
Cash and cash equivalents at beginning of year	5,967	7,822

Cash and cash equivalents at end of period	$5,522	$6,890